SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549


                          FORM 8-K


                       CURRENT REPORT

             PURSUANT TO SECTION 13 OR 15(d) OF
           THE SECURITIES AND EXCHANGE ACT OF 1934


  Date of Report (Date of Earliest Event Reported) January 10, 1996


         AEI REAL ESTATE FUND XV LIMITED PARTNERSHIP
   (Exact Name of Registrant as Specified in its Charter)

                      State of Delaware
      (State or other Jurisdiction of Incorporation or Organization)




           0-14089                      93-0926134
   (Commission File Number)          (I.R.S. Employer
                                   Identification No.)


   1300 Minnesota World Trade Center, St. Paul, Minnesota 55101
          (Address of Principal Executive Offices)


                        (612) 227-7333
    (Registrant's telephone number, including area code)



    (Former name or former address, if changed since last report)


Item 1.   Changes in Control of Registrant.

          Not Applicable.

Item 2.   Acquisition or Disposition of Assets.

      On January 10, 1996, the Partnership purchased a newly constructed Denny's restaurant, in Greenville, Texas from Huntington Restaurants Group, Inc. The total cash purchase price of the land and building was approximately $1,030,200. Huntington Restaurants Group, Inc. is not affiliated with the Partnership. The cash, used in purchasing the property, was from the proceeds of the sale of the Applebee's restaurant in Hilton Head, South Carolina, which occurred in July, 1994.

Item 3.   Bankruptcy or Receivership.

          Not Applicable.

Item 4.   Changes in Registrant's Certifying Accountant.

          Not Applicable.

Item 5.   Other Events.

          None.

Item 6.   Resignation of Registrant's Directors.

          Not Applicable.

Item 7.   Financial Statements and Exhibits.

          (a)Financial statements of businesses acquired.
             Not    Applicable.     Property    was    newly
             constructed.

          (b)A limited number of proforma adjustments are required to illustrate the effects of the transaction on the balance sheet and income statement. The following narrative description is furnished in lieu of the proforma statements:

             Assuming the Partnership had purchased the property on September 30, 1995, the Partnership's Investments in Real Estate would have been increased by $689,157 and its Current Assets (cash) would have been reduced by $689,157. (Through September 30, 1995, the Partnership had advanced $341,043 for the construction of the property.)

             The Partnership's estimated annual income from the property is $89,268 based on the first full year of rental income, after deducting depreciation. The increase in annual income would be offset by estimated loss of Investment Income (interest) of approximately $57,000.

          (c)Exhibits

               Exhibit  10.1 - Net Lease Agreement
                               dated  January  10,  1996,  between
                               the   Partnership  and   Huntington
                               Restaurants  Group,  Inc.  relating
                               to  the  property at 3103 W.  I-30,
                               Greenville, Texas.


                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                AEI  REAL  ESTATE  FUND   XV
                                LIMITED PARTNERSHIP

                                By:  AEI Fund Management 86-A,Inc.
                                     Its: Managing General Partner


Date:  January 17, 1996         /s/  Mark E. Larson
                                By:  Mark E. Larson
                                 Its Chief Financial Officer